EXHIBIT 99.1

                                VCA ANTECH, INC.
                          INCREASES FINANCIAL GUIDANCE
                              FOR FISCAL YEAR 2003


     LOS ANGELES, CA, APRIL 24, 2003 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF). In adherence to the United States Securities and Exchange Commission's, SEC, Regulation Fair Disclosure, VCA Antech, Inc., a leading animal health care company in the United States, provides the following revised guidance for all investors and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC. All guidance amounts are before any potential special items.

     In response to its strong performance for the first quarter of 2003, VCA Antech is increasing its guidance for the year ending December 31, 2003 for projected net income to a range of $37.9 million to $38.9 million from its previously announced guidance of $36.5 million to $37.5 million and increasing projected earnings per diluted common share, EPS, to $0.95 from its previously announced guidance of $0.91. Projected net income and projected EPS for both the Company's revised and previously announced guidance includes an after-tax charge of $4.4 million, or $0.11 per diluted share, for debt retirement costs associated with the retirement of its 15.5% senior notes in February 2003. VCA Antech is also increasing its guidance for the year ending December 31, 2003 for projected operating income to a range of $105.0 million to $107.0 million from its previously announced guidance of $104.0 million to $106.0 million and increasing projected EBITDA(1) to a range of $118.0 million to $121.0 million from its previously announced guidance of $117.0 million to $120.0 million.

     Management of the Company believes that investors' understanding of the performance of the Company is enhanced by providing both financial measures in accordance with generally accepted accounting principles, GAAP, and projected EBITDA(1), which is not a defined financial measure under GAAP. Management has reconciled, in the attached financial schedule titled "Supplemental Operating Data," projected EBITDA(1) to projected operating income as calculated and presented in accordance with GAAP.

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management



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information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the Securities and Exchange Commission on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.


     Media contact:      Tom Fuller, Chief Financial Officer
                         (310) 571-6505



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
                                VCA ANTECH, INC.
                           SUPPLEMENTAL OPERATING DATA
       RECONCILIATION OF PROJECTED OPERATING INCOME TO PROJECTED EBITDA(1)
                           (UNAUDITED - IN THOUSANDS)

                                                 REVISED GUIDANCE FOR        PREVIOUS GUIDANCE FOR
                                                     YEAR ENDING                 YEAR ENDING
                                                   DECEMBER 31, 2003            DECEMBER 31, 2003
                                               -----------------------      -----------------------
                                                    PROJECTED RANGE             PROJECTED RANGE
                                               -----------------------      -----------------------
                                                 LOW          HIGH            LOW           HIGH
                                               ---------     ---------      ---------     ---------
Projected operating income                     $ 105,000     $ 107,000      $ 104,000     $ 106,000
Projected depreciation and amortization           13,000        14,000         13,000        14,000
                                               ---------     ---------      ---------     ---------
Projected EBITDA(1)                            $ 118,000     $ 121,000      $ 117,000     $ 120,000
                                               =========     =========      =========     =========

(1) EBITDA is operating income before depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. Although EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA is widely used by financial analysts as a measure of operating performance. We believe EBITDA is a useful measure of our operating performance as it reflects earnings before the impact of depreciation and amortization, interest, taxes, minority interest, other (income) expense and debt redemption costs. EBITDA is also an important component of our financial ratios included in our debt covenants, which provides us with a measure of our ability to service our debt and meet capital expenditure requirements out of our earnings. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.



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